EXHIBIT 99

 FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES FIRST QUARTER RESULTS

SAN JOSE, CA (January 25, 2006) Sanmina-SCI Corporation (NASDAQ NM: SANM), a leading global electronics manufacturing services (EMS) company, today reported financial results for its first fiscal quarter ended December 31, 2005.

First Quarter Fiscal 2006 Highlights Include:

•	REVENUE OF $2.86 BILLION, WITHIN GUIDANCE OF $2.8-$2.9 BILLION
•	NON-GAAP EARNINGS PER SHARE OF $0.08, WITHIN GUIDANCE OF $0.06-$0.08
•	GAAP EARNINGS PER SHARE OF $0.04
•	NON-GAAP OPERATING INCOME $76.1 MILLION, UP 21.9% OVER Q4’05
•	NON-GAAP GROSS MARGIN 6.0%

For the first quarter ended December 31, 2005, Sanmina-SCI reported revenue of $2.86 billion, an increase of 3.5%, from $2.77 billion in the fourth quarter of fiscal 2005 ended October 1, 2005.

Non-GAAP Financial Results for the Quarter (1):

Net income for the first quarter 2006 was $39.6 million, up 26.4% over the fourth quarter. Diluted earnings per share for the quarter was $0.08. Operating income was $76.1 million, up 21.9% over the fourth quarter of fiscal 2005.  Operating income as a percentage of revenue for the quarter was 2.7% versus 2.3% for the prior quarter and 2.5% for the first quarter of fiscal 2005.  Gross profit was $171.1 million, up 11.1% over the fourth quarter of fiscal 2005.  Gross margin was 6.0%, up from the prior quarter of 5.6% and up from 5.4% in the first quarter of fiscal 2005.

GAAP Financial Results for the Quarter:

For the first quarter of fiscal 2006, the company reported net income of $21.2 million, versus $5.3 million for the fourth quarter and $24.4 million for the same period a year ago.  Diluted earnings per share for the quarter were $0.04.

The GAAP financial statements for the first quarter 2006 included a one-time favorable income tax adjustment of $64.0 million relating to previously-accrued income taxes that were reversed as a result of a settlement reached with the U.S. Internal Revenue Service.  The settlement was in relation to certain U.S. tax audits.  Notification of approval of the settlement by the Congressional Joint Committee on Taxation was received following the filing of the company’s Annual Report on Form 10-K for fiscal 2005.   Of the $64.0 million adjustment, $27.9 million was recorded as an income tax benefit to earnings.  The remaining $36.1 million was recorded as an adjustment to goodwill for pre-merger tax items associated with SCI Systems. (Non-GAAP results exclude this one-time benefit.)

FINANCIAL RESULTS

(In thousands, except per share data)

	Q1:2006	Q4:2005	Q1:2005
GAAP:
Revenue	$2,861,797	$2,765,302	$3,252,706
Net Income	$21,170	$5,342	$24,366
Earnings per share	$0.04	$0.01	$0.05
Non-GAAP:(1)
Gross Profit	$171,073	$154,033	$176,967
Gross Margin	6.0%	5.6%	5.4%
Operating Income	$76,130	$62,444	$82,168
Operating Margin	2.7%	2.3%	2.5%
Net Income	$39,581	$31,319	$45,692
Earnings per share	$0.08	$0.06	$0.09

(1) Non-GAAP financial results exclude integration and restructuring costs, impairment charges, other infrequent or unusual items and non-cash interest and amortization expense.  In addition to the above items, first quarter of 2006 Non-GAAP results do not include stock-based compensation expenses.  Please refer to “Non-GAAP Financial Information” below for a discussion of how the above non-GAAP financial measures are calculated and why we believe this information is useful to investors.  A reconciliation from GAAP to non-GAAP results is contained in the attached financial summary and is available on the Investor Relations section of our website at www.sanmina-sci.com.

At December 31, 2005, the company reported $1.04 billion in cash and cash equivalents and short-term investments.  At quarter-end, the company reported a current ratio of 1.8, working capital of $1.79 billion, and stockholders’ equity of $2.4 billion.

“This was a good quarter for Sanmina-SCI as we saw improvements in our business.  These improvements in our first quarter can be attributed in large part to our continued focus on the fundamentals, improved product mix and operational efficiencies.  Though there is still more work to be done, we do believe the company is well positioned for long-term growth,” stated Jure Sola, Chairman and Chief Executive Officer of Sanmina-SCI.

Company Outlook

The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  Please refer to the Risk Factors reported in the company’s annual and quarterly reports on file with the Securities Exchange and Commission for a description of some of the factors that could influence the company’s ability to achieve the projected results.

The company provides the following guidance with respect to its second fiscal quarter ending April 1, 2006

•	Revenue is expected to be seasonally down in the range of $2.6 billion to $2.7 billion;
•

Non-GAAP diluted earnings per share are expected to be between $0.05 and $0.07 excluding stock-based compensation expenses, integration and restructuring costs, impairment charges, other infrequent or unusual items and non-cash interest and amortization expense.

Non-GAAP Financial Information

In the summary table set forth above, we present the following non-GAAP financial measures:  gross profit, gross margin, operating income, operating margin, net income and earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), integration costs (consisting of costs associated with the integration of acquired businesses into our operations), non-cash interest and amortization expense and other infrequent or unusual items, to the extent material, which we consider to be of a non-operational nature in the applicable period.

We have furnished these non-GAAP financial measures because we believe they provide useful supplemental information to investors in that they eliminate certain financial items that are of a non-recurring, unusual or infrequent nature or are not related to the company’s regular, ongoing business.  Our management also uses this information internally for forecasting, budgeting and other analytical purposes.  Therefore, the non-GAAP financial measures enable investors to analyze the core financial and operating performance of our company and to facilitate period-to-period comparisons and analysis of operating trends.  A reconciliation from non-GAAP to GAAP results is contained in the attached financial summary and is available on the Investor Relations section of our website at www.sanmina-sci.com.

Sanmina-SCI provides earnings guidance only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

The non-GAAP financial information presented in this release may vary from non-GAAP financial measures used by other companies.  In addition, non-GAAP financial information should not be viewed as a substitute for financial data prepared in accordance with GAAP.

Company Conference Call Information

Sanmina-SCI will be holding a conference call regarding this announcement on Wednesday, January 25, 2006 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international: 706-634-6605.  The conference will be broadcast live over the Internet.  Log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.  A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international: 706-645-9291, access code: 4338491.

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the company’s fiscal year 2005 Annual Report on Form 10-K filed on December 29, 2005 and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the company files with the Securities Exchange Commission.

CONTACT:

Paige Bombino

Investor Relations

+ 408.964.3610

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(GAAP)

(Unaudited)

	Three Months Ended
	December 31, 2005	January 1, 2005

Net sales	$2,861,797	$3,252,706
Cost of sales	2,691,700	3,075,739
Gross profit	170,097	176,967

Operating expenses:
Selling, general and administrative	87,689	87,309
Research and development	8,890	7,490
Amortization of intangible assets	2,233	2,030
Integration costs	175	114
Restructuring costs	35,628	20,425
Total operating expenses	134,615	117,368

Operating income	35,482	59,599

Interest Income	5,925	3,507
Interest expense	(34,248)	(30,056)
Other expense, net	1,054	270
Interest and other expense, net	(27,269)	(26,279)

Income before income taxes	8,213	33,320

Provision for (benefit from) income taxes(1)	(12,957)	8,954

Net income	$21,170	$24,366

Earnings per share:
Basic	$0.04	$0.05
Diluted	$0.04	$0.05

Weighted-Average Shares used in computing per share amounts:
Basic	524,311	519,205
Diluted	524,703	525,008

(1)   Included a one-time favorable income tax adjustment of $64.0 million relating to previously-accrued income taxes that were reversed as a result of a settlement reached with the U.S. Internal Revenue Service.  The settlement was in relation to certain U.S. tax audits.  Notification of approval of the settlement by the Congressional Joint Committee on Taxation was received following the filing of the company’s Annual Report on Form 10-K for fiscal 2005.  Of the $64 million adjustment, $27.9 million was recorded as an income tax benefit to earnings.  The remaining $36.1 million was recorded as an adjustment to goodwill for pre-merger tax items with SCI Systems.

Sanmina - SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	December 31, 2005	October 1 2005
	(Unaudited)	(Derived from audited financials)
ASSETS
Current assets:
Cash and cash equivalents	$1,011,098	$1,068,053
Short-term investments	28,178	57,281
Accounts receivable, net	1,612,325	1,477,401
Inventories	1,122,773	1,015,035
Deferred income taxes	39,107	42,767
Prepaid expenses and other current assets	104,142	86,620
Total current assets	3,917,623	3,747,157

Property, plant and equipment, net	606,895	662,101
Goodwill	1,654,126	1,689,198
Other intangible assets, net	33,658	35,907
Other non-current assets	80,363	81,874
Restricted cash	25,538	25,538
Total assets	$6,318,203	$6,241,775

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$1,259	$1,439
Accounts payable	1,636,397	1,559,172
Accrued liabilities	353,322	366,920
Accrued payroll and related benefits	141,141	146,687
Total current liabilities	2,132,119	2,074,218

Long-term liabilities:
Long-term debt, net of current portion	1,635,847	1,644,666
Other	152,774	143,873
Total long-term liabilities	1,788,621	1,788,539
Stockholders’ equity:
Preferred stock	—	—
Common stock	5,475	5,457
Treasury stock	(188,200)	(188,519)
Additional paid-in capital	5,753,326	5,745,125
Accumulated other comprehensive income	25,623	36,886
Accumulated deficit	(3,198,761)	(3,219,931)
Total stockholders’ equity	2,397,463	2,379,018

Total liabilities and stockholders’ equity	$6,318,203	$6,241,775

Forward Looking Guidance

Three Months Ended April 1, 2006

Net sales	$2.6 - $2.7	billion

Non-GAAP earnings per share (1)	$.05 - $.07

(1)     Forward looking guidance for the quarter ended April 1, 2006 is provided only on a non-GAAP basis.  The comparable GAAP earnings or loss per share amount is not accessible due to inherent difficulties in predicting certain expenses and gains affecting GAAP earnings or loss, such as the amount and timing of Sanmina-SCI’s restructuring costs, as well as debt security repurchases, if any, that could result in gains or losses reported in GAAP earnings.

Press Release Financials	SANMINA-SCI
2700 North First Street

San Jose, CA 95134
Tel: 408-964-3610

Sanmina - SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share data)

(Unaudited)

	Three months ended
	December 31, 2005	January 1, 2005

GAAP Gross Profit	$170,097	$176,967
GAAP Gross Margin	5.9%	5.4%
Adjustments:
Stock compensation expense	976	—
Non-GAAP Gross Profit	$171,073	$176,967
Non-GAAP Gross Margin	6.0%	5.4%

GAAP operating income	$35,482	$59,599
GAAP operating margin	1.2%	1.8%
Adjustments:
Stock compensation expense	2,612	—
Amortization of intangible assets	2,233	2,030
Restructuring and integration costs	35,803	20,539
Non-GAAP operating income	$76,130	$82,168
Non-GAAP operating margin	2.7%	2.5%

GAAP net income	$21,170	$24,366
Adjustments:
Stock compensation expense(1)	2,612	—
Amortization of intangible assets	2,233	2,030
Restructuring and integration costs	35,803	20,539
Non-cash interest expense	5	6,645
Tax effect - reversal of previously accrued income taxes	(27,864)	—
Tax effect of above items	5,622	(7,888)
Non-GAAP net income	$39,581	$45,692

GAAP Earnings Per Share:
Basic	$0.04	$0.05
Diluted	$0.04	$0.05

Non-GAAP Earnings Per Share:
Basic	$0.08	$0.09
Diluted	$0.08	$0.09

Weighted-Average Shares used in computing earnings per share amounts:
Basic	524,311	519,205
Diluted	524,703	525,008

(1)                                  Total Stock compensation expense for the first quarter of fiscal 2006 was approximately $1.0 million of cost of sales, $1.3 million of selling and general and $.1 million of research and development.